UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 5, 2012
Date of Report (Date of earliest event reported)

DAYSTAR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34052	84-1390053
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

33556 Alvarado Niles Road
Union City, California 94587-1010
(Address of Principal Executive Offices) (Zip Code)

(408) 582-7100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Company announced the final documents have been signed on August 23, 2012 in a Debt Swap deal relating to a July 2012 resolution proposing to issue debt to Mr. Michael Matvieshen in return for him transferring a portion of his debt held in Salamon Group, Inc. in the amount of $15 million per the Secured Promissory Note dated July 10, 2012 to DayStar.

The Company agrees to pay Mr. Matvieshen the principal of $15 million plus simple interest at a rate of five percent per annum. All principal and interest shall be due and payable two years from signing and issuing this note. Salamon Group promises to pay DayStar the principal of $15 million plus interest at twelve percent per annum. The note and interest is convertible for shares or paid in money two years from the date of the note.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A majority of the Company’s independent directors including the Company’s compensation committee approved in a Board of Directors meeting on August 27 2012 and as further approved in follow up action with the compensation committee, the authority to hire the new Company President which included an inducement to accepting employment, a restricted stock award grant of Company shares.

Mark Roseborough was appointed and will hold the title of President of the Company pursuant to an Offer Letter dated August 31, 2012 (the “Agreement”). Mr. Roseborough will be employed at will and will report to the Chief Executive Officer. He will be paid an annual salary of CDN$200,000 and be eligible to participate in the Company’s Executive Bonus Plan and the Company’s benefit programs, as in effect from time to time. Mr. Roseborough’s annual salary will be paid in shares of the Company’s common stock until such time as the Company obtains acceptable financing, subject to stockholder-approved equity plan. As an inducement to accepting employment, Mr. Roseborough was granted a restricted stock award of 200,000 shares of the Company’s common stock, vesting in 12 equal monthly installments from the date of the grant. In addition, the Company will cover reasonable housing and travel costs for work-related travel by Mr. Roseborough for three months. The agreement may be terminated at any time, for any reason, or without reason, by the Company or by Mr. Roseborough, and he will receive reasonable severance upon such termination. The foregoing summary of the arrangement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is filed herewith as Exhibit 10.1. There are no related party transactions between Mr. Roseborough and the Company that would require disclosure under Item 404(a) of Regulations S-K.

Mr. Roseborough previously held the position as a Start-up Lead Executive for a $1.2 billion Semiconductor plant in the southern US which he will transition from in the next couple months while starting to fulfill his newly appointed role. Mr. Roseborough was a director of EPOD Solar Inc. from October 10, 2007 to January 8, 2010. He also held management positions with EPOD Solar from 2003 and was promoted to Vice-President and held that position from June 30, 2008 until July 30, 2009. From 1992 to 2003, Mr. Roseborough worked at Belkorp Industries Inc. where he was Vice-President of Manufacturing having direct responsibility for the operations of three pulp and paper mills and one small oil refinery. These operations had approximately 350 employees and $300 million in revenues. From November 1999 to 2003, he also held the position as President and Chief Executive Officer of Bluewater Fiber in Port Huron, Michigan (on behalf of owner Merrill Lynch) which was a large recycle pulp mill.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	[Offer Letter] between the Company and Mark Roseborough, dated August 31, 2012.
99.1	Press Release, dated September 4, 2012.
99.2	Press Release dated September 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: September 5, 2012	By	/s/ Peter A. Lacey
Peter A. Lacey
Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	[Offer Letter] between the Company and Mark Roseborough, dated August 31, 2012.
99.1	Press Release, dated September 4, 2012.
99.2	Press Release dated September 4, 2012.